Investor Relations
John Wright
Director, Investor Relations
(952) 887-8865, invest@toro.com

Media Relations
Branden Happel
Manager, Public Relations
(952) 887-8930, pr@toro.com

For Immediate Release

The Toro Company Reports Fiscal 2010 First Quarter Results

•	Company delivers net earnings per share of $0.32, up $0.14 from prior year period
•	Field inventory levels continue to decline
•	Improved earnings and working capital drive better cash flow from operations

BLOOMINGTON, Minn. (February 18, 2010) – The Toro Company (NYSE: TTC) today reported net earnings of $10.9 million, or $0.32 per share, on net sales of $331.4 million for its fiscal first quarter ended January 29, 2010.  In the comparable fiscal 2009 period, the company reported net earnings of $6.7 million, or $0.18 per share, on net sales of $340.2 million.  Financial results for last year’s first quarter were reduced by a pre-tax charge of $1.3 million, or $0.02 per share on an after-tax basis, to account for workforce adjustments.

“Even with a slight decline in net sales, the leaner cost structure we put in place last year helped improve our profitability,” said Michael J. Hoffman, Toro’s chairman and chief executive officer.  “Additionally, field inventories are down significantly and our customers, channel partners and key retailers are excited about our new product offerings for the coming season.  On another positive note, our cash flow strengthened as a result of higher earnings and driving improvement in all three areas of working capital including reducing accounts receivable, lowering inventory and increasing trade payables.”

SEGMENT RESULTS

Professional

•
Professional segment net sales for the fiscal 2010 first quarter totaled $212.8 million, down 7.2 percent compared with the same period last year.  While retail sales activity suggests that demand is starting to move in the right direction, shipments were lower across most professional categories as customers aligned their orders closer to the selling season, leading to a further reduction in field inventories.  Declines in the segment were somewhat offset by increased worldwide shipments for micro irrigation products as agricultural growers look to conserve water resources and improve crop yields.

•	Professional segment earnings for the fiscal 2010 first quarter were $25.8 million, down $4.3 million from last year’s first quarter.

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2 – The Toro Company Reports Fiscal 2010 First Quarter Results

Residential

•
Residential segment net sales for the fiscal 2010 first quarter totaled $116.8 million, up 9.1 percent compared with the same period last year.  Sales benefited from strong orders of irrigation products in Australia as a result of improved weather conditions, and increased worldwide shipments for snowthrowers.

•	Residential segment earnings for the fiscal 2010 first quarter were $13.4 million, up $8.6 million from last year’s first quarter.

REVIEW OF OPERATIONS

Gross margin for the fiscal 2010 first quarter was 35.1 percent, up 30 basis points from 34.8 percent in last year’s first quarter.  The improvement in gross margin reflects the benefit of lower commodity costs, favorable currency movements and cost reduction efforts, which were partially offset by unfavorable product mix.

Selling, general and administrative (SG&A) expenses for the fiscal 2010 first quarter declined $8.0 million, or 7.6 percent, compared with last year’s first quarter.  As a percentage of net sales, SG&A expenses declined to 29.2 percent compared with 30.7 percent in the same period last year.  The decline in SG&A expenses, in both dollars and as a percent of net sales, resulted primarily from cost structure actions taken in fiscal 2009, most of them subsequent to the close of last year’s first quarter.  The decline in SG&A was somewhat offset by higher incentive costs.

Interest expense for the fiscal 2010 first quarter was $4.2 million, down 2.6 percent compared with last year’s first quarter.

The effective tax rate for the fiscal 2010 first quarter was 33.6 percent compared with 33.7 in last year’s first quarter.

Accounts receivable at the end of the fiscal 2010 first quarter totaled $167.3 million, down $130.7 million or 43.9 percent from last year’s first quarter, on a sales decline of 2.6 percent.  The majority of the difference is attributable to the sale of receivables to the Red Iron Acceptance joint venture.  Net inventories were $191.1 million for the fiscal 2010 first quarter, down $47.6 million or 20.0 percent from last year’s first quarter.  Trade payables were $109.6 million, up $20 million or 22.3 percent from last year’s first quarter, driven mostly by a supply chain initiative.

BUSINESS OUTLOOK

“After a very difficult fiscal 2009, we are encouraged with how the new fiscal year has begun.  With the peak selling season still ahead, we remain guarded in our market outlook, but believe our many new products will help drive retail sales and share gains,” said Hoffman.  “Given our leaner cost structure, and continued focus on innovation and asset management, we believe we are well positioned to benefit from a recovery in retail demand as our markets improve.”

The company now expects fiscal 2010 net earnings per share to be about $2.15 on revenues comparable with fiscal 2009.  For its fiscal 2010 second quarter, the company expects to report net earnings per share of about $1.15.

The Toro Company is a leading worldwide provider of outdoor maintenance equipment and beautification products to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields.

-more-

3 – The Toro Company Reports Fiscal 2010 First Quarter Results

LIVE CONFERENCE CALL
February 18, 10:00 a.m. CST
www.thetorocompany.com/invest

The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Daylight Time (CDT) on February 18, 2010.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor
Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow or negative growth rates in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; drug cartel-related violence, which may disrupt our production activities and maquiladora operations based in Juarez, Mexico; fluctuations in the cost and availability of raw materials, including steel, resins and other commodities; fluctuating fuel and other costs of transportation; the impact of abnormal weather patterns, natural disasters and global pandemics; the level of growth or contraction in our markets, including the golf market; government and municipal revenue, budget and spending levels, which may negatively impact our grounds maintenance equipment business in the event of reduced tax revenues and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the profitability goal for our one-year initiative called “5 in ONE, Back on Course!” which is intended to improve our after-tax return on sales; our increased dependence on international sales and the risks attendant to international operations; credit availability and terms, interest rates and currency movements including, in particular, our exposure to foreign currency risk; our relationships with our distribution channel partners, including the financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; unforeseen product quality or other problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  the occurrence of litigation or claims, including the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition, although an adverse result might be material to operating results in a particular reporting period.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, legislative, governmental, weather, production and other factors identified in Toro's quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended
	January 29, 2010	January 30, 2009
Net sales	$331,358	$340,172
Gross profit	116,391	118,260
Gross profit percent	35.1%	34.8%
Selling, general, and administrative expense	96,599	104,559
Earnings from operations	19,792	13,701
Interest expense	(4,245)	(4,358)
Other income, net	901	810
Earnings before income taxes	16,448	10,153
Provision for income taxes	5,530	3,422
Net earnings	$10,918	$6,731

Basic net earnings per share	$0.32	$0.19

Diluted net earnings per share	$0.32	$0.18

Weighted average number of shares of common stock outstanding – Basic	34,030	36,366

Weighted average number of shares of common stock outstanding – Dilutive	34,294	36,805

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended
Segment Net Sales	January 29, 2010	January 30, 2009
Professional	$212,800	$229,369
Residential	116,756	107,024
Other	1,802	3,779
Total*	$331,358	$340,172

* Includes international sales of	$128,383	$130,391

	Three Months Ended
Segment Earnings (Loss) Before Income Taxes	January 29, 2010	January 30, 2009
Professional	$25,810	$30,129
Residential	13,427	4,840
Other	(22,789)	(24,816)
Total	$16,448	$10,153

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	January 29, 2010	January 30, 2009
ASSETS
Cash and cash equivalents	$158,210	$35,597
Receivables, net	167,260	297,962
Inventories, net	191,071	238,704
Prepaid expenses and other current assets	18,441	23,813
Deferred income taxes	58,316	55,311
Total current assets	593,298	651,387

Property, plant, and equipment, net	165,927	167,727
Deferred income taxes	3,572	6,454
Goodwill and other assets, net	121,837	112,619
Total assets	$884,634	$938,187

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$3,985	$3,377
Short-term debt	700	25,000
Accounts payable	109,556	89,561
Accrued liabilities	205,651	214,403
Total current liabilities	319,892	332,341

Long-term debt, less current portion	224,062	226,396
Deferred revenue	7,904	8,785
Other long-term liabilities	7,526	6,227
Stockholders’ equity	325,250	364,438
Total liabilities and stockholders’ equity	$884,634	$938,187

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Three Months Ended
	January 29, 2010	January 30, 2009
Cash flows from operating activities:
Net earnings	$10,918	$6,731
Adjustments to reconcile net earnings to net cash used in operating activities:
Equity losses from affiliates	143	32
Provision for depreciation, amortization, and impairment losses	11,248	10,389
Loss on disposal of property, plant, and equipment	45	18
Stock-based compensation expense	1,579	874
(Increase) decrease in deferred income taxes	(331)	238
Changes in operating assets and liabilities:
Receivables	(28,629)	(42,970)
Inventories	(13,099)	(32,586)
Prepaid expenses and other assets	(3,492)	(4,947)
Accounts payable, accrued expenses, deferred revenue, and other long-term liabilities	11,082	(10,306)
Net cash used in operating activities	(10,536)	(72,527)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(10,218)	(9,499)
Proceeds from asset disposals	100	6
Increase in investment in affiliates	(3,118)	-
Decrease (increase) in other assets	533	(567)
Acquisition, net of cash acquired	(1,812)	-
Net cash used in investing activities	(14,515)	(10,060)

Cash flows from financing activities:
Increase in short-term debt	-	22,675
Repayments of long-term debt, net of costs	(750)	(1,005)
Excess tax benefits from stock-based awards	2,078	2,023
Proceeds from exercise of stock options	4,986	2,073
Purchases of Toro common stock	(3,682)	(1,579)
Dividends paid on Toro common stock	(6,129)	(5,456)
Net cash (used in) provided by financing activities	(3,497)	18,731

Effect of exchange rates on cash	(1,015)	94

Net decrease in cash and cash equivalents	(29,563)	(63,762)
Cash and cash equivalents as of the beginning of the fiscal period	187,773	99,359

Cash and cash equivalents as of the end of the fiscal period	$158,210	$35,597